SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter called the, "Agreement"), dated as of February 1, 2.010, is between Beyond IVR Holdings inc., a Nevada corporation ("BEYOND NV"), Beyond HK Limited, a Hong Kong corporation ("BEYOND HK") and Francis Bok ("BO") of Hong Kong;

WHEREAS, on the date hereof BEYOND NV is a corporation duly organized and existing under the Taws of the State of Nevada, having authorized capital stock of 110,000,000 shares, 100,000,000 of which are classified and designated as common stock with 9,012.000 currently issued and outstanding and $0,0001 par value (''PARENT Common Stock"), and 10,000,000 of which are classified and designated as preferred stock with 0 issued and outstanding and $0,0001 par value (the "TARENT Preferred Stock'');

WHEREAS. BE YOND HK is a corporation duly organized and existing under the laws of Hong Kong, currently having issued and outstanding capital stock of 10,000 shares of authorized common stock with par value HK$1.00 (the -'SUB Common Stock"), and nil authorized preferred stock;

WHEREAS, BOK is the sole shareholder of BEYOND HK;

WHEREAS, the, directors of BEYOND NV and BEYOND HK. have determined it advisable and in the best interest, of each company that the BEYOND HK shares be exchanged with the shares: of BEYOND NV and upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the directors of BEYOND NV and BEYOND HK have unanimously approved this Agreement by written consent to action in lieu of a meeting and. a majority of the shareholders of BEYOND NV and. BEYOND HK have approved this Agreement by written consent to action in lieu of a meeting in accordance with the statutes of the state of Nevada and Hong Kong; and

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the respective covenants and agreements herein contained; the parties hereto covenant and agree as follows:

1.
In consideration for the transfer of 10.000 Common shares in the capital of BEYOND HK by BOK to BEYOND NV, BEYOND NV agrees to Issue to BOK and his nominees 6,000,000 Common shares in the capital of BEYOND NV (collectively, the "Shares"). See Exhibit A for shares, distribution of common shares of BEYOND NV to BOK and his nominees.

2.
Except for the position of President and CEO, the directors and officers of BEYOND N V immediately prior to the closing of the transaction described in this agreement ("Closing") shall  as the directors and officers, of BEYOND NV, and the directors and officers of BEYOND HK immediately prior to the Closing .shall remain as The directors and officers of BEYOND HK. In addition, after the Closing BOK shall become a director and the President and CEO of BEYOND NV.

3.
BOK represents arid warrants that he is the .registered and beneficial owner of the 10,000 Common shares of BEYOND HK and. that such shares are free and clear of all encumbrances of every nature and kind whatsoever and are freely transferable to BEYOND NV.

4.	BOK represents and warrants that:

(a)
BEYOND HK is a corporation duly organized. Validly existing and in good standing under the laws of Hong Kong and has the requisite corporate power and. authority to own, lease and to carry on its business as now being conducted.

(b)
the 10,000 Common shares of BEYOND HK registered under the name of and beneficially owned by BOK constitute all of the issued and outstanding shares capital of BEYOND HK. All of the issued and outstanding shares of BEYOND HK have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are rutty paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the general corporate laws of .Hong Kong and its articles and bylaws. There are no agreements-purporting to restrict the transfer of the 10,000 Common shares of BEYOND H.K, no voting agreements, shareholders' agreements, voting trusts, or other arrangements restricting or affecting the voting, of the 10,000 Common shares of BEYOND HK.

(c)	EBOK is not a U.S. Person and BOK is not acquiring the Shares for the...account or benefit of directly or indirectly, any U.S. Person;

(d)	BOK is outside the United States when receiving and executing this Agreement;

(e)
BOK acknowledges that he has not acquired the Shares as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulations under the Securities Act of 1933 (the "Securities Act'")) in. the United States in. respect of the Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of conditioning the market in the United States for the resale of the Shares: provided, however* that BOK may sell or otherwise dispose of the Shares pursuant to registration of the Shares pursuant to the Securities Act/and any applicable state and provincial securities laws or under an exemption from such, registration requirements and as otherwise provided herein:

(f)	BOK has been advised to consult his own legal, tax and other advisors with respect to the merits and risks of an investment in the Shares and with respect to applicable resale restrictions;

(g)	BOK is solely responsible (and. BEYOND NV is not in any way responsible) for compliance with:

(i)          any applicable laws of any jurisdiction in which. BOK is resident; and,

(ii)         applicable resale restrictions,

in connection with the Shares.

5,	BOK hereby represents and warrants to and covenants with BEYOND NV (which representations,, warranties and covenants shall survive the Closing Date) that:

(a)
BOK understands that the Shares are "restricted securities" and, have not been registered, under the. Securities Act or any applicable state, securities law and is acquiring the Shares for his own account or for the account of his nominees and not with a. view to or for distributing or reselling such Shares or any part thereof, in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Share's, in violation of the Securities Act Or any applicable state- securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares in violation of the Securities Actor any applicable, .state securities taw.

(b)
All certificates representing the Shares issued on closing will be endorsed with a legend pursuant to the. Securities Act in order to reflect the fact that the Shares are restricted securities and will be issued to BOK pursuant to a safe harbor from the registration requirements of the Securities Act,

6.
BOK acknowledges that the representations and warranties contained herein are made by him with the intention that such representations and warranties may be. relied upon by BEYOND NV and its.-, legal counsel in determining eligibility of BOK and his nominees to obtain the Shares under applicable securities legislation. BOK further agrees that by accepting delivery of the certificates representing the Shares, he will be representing and warranting that the representations, and Warranties contained herein are true and correct as at the Closing Date of this Agreement with, the same force and effect as if they had been made by BOK on the Closing Date and that they, will survive the transfer of the Shares and will) continue in full force and effect notwithstanding any subsequent disposition by BOK of the Shares.

7.
All parties to this Agreement unconditionally, irrevocably and expressly waive all rights to trial, by jury in any action, proceeding., suit counterclaim or cross-claim in any matter (whether sounding in tort, contract or otherwise) in arty way arising out of or otherwise relating to. This Agreement or the transaction or the relationships, established hereunder, All parties confirm that the foregoing waiver, of a trial by jury is informed and freely .made.

8.
This. Agreement and such other agreements related to this transaction executed, simultaneously herewith set forth the entire agreement and understanding Of die parties in respect of the transactions contemplated hereby and supersedes ail prior agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation,, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied, in this Agreement, such other agreements, notes or instruments, related to this transaction executed simultaneously herewith, or the written statements,, certificates, schedules or other documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby.

9.
'Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior consent, and any such assignment or attempted assignment shall he void, of no force or effect, and shall constitute a material default by such party.

10.
This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations,, warranties or conditions hereof may .be waived, only by a written instrument executed by both, parties, in the ease, of a waiver, by the party waiving compliance:

11.
The failure of any party at any time or times to require performance of any provision hereof shah in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further of continuing-waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement,.

12.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada arid the federal laws of the United States applicable therein and shall be treated in all respects as a Nevada contract,

13.
'This Agreement and all the provisions hereof shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by any of the parties hereto without the prior written consent of the other part1, hereto.

14.
Each party shall make, do and execute, or cause to be made, done and executed ail such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be reasonably required in order to implement this Agreement.

15.	Time is of the Essence .to this Agreement.

16.
Each of the parties hereto further acknowledges and agrees that he or it, as the ease may be, has been advised by counsel during the course of negotiations leading to the execution and delivery of this Agreement and had significant, input in the development of this Agreement. This Agreement shah not, therefore, be construed more strictly against any party responsible for its drafting regardless of any presumption or rule requiring construction against the party whose attorney drafted this Agreement.

17.
No party may issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the. other parties.

IN WITNESS WHEREOF the parties have entered into this Agreement as of the date, and year first above written.

BEYOND IVR HOLDINGS INC.

Per :
Authorized Signatory

BEYOND IVR LIMITED

Per :
Authorized Signatory

SIGNED, SEALED and. DELIVERED by FRANCIS BOK in the presence of:	) )
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Signature	)
) ) _______________________________________________________
Nelson Chan	) FRANCISBOK
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Address: Room 403, Lap Fai Building, 8 Pottinger Street, Central, Hong Kong	) )
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Occupation; IP Consultant	)

EXHIBIT A

LIST OF BEYOND NV SHARES ISSUED to BEYOND HK SHAREHOLDERS and NOMINEES

No.	Name of Shareholder	Address of Shareholder	Identification	# of Common Shares to be received in BE YON 13 HOLDINGS	# of Preferred Shares to be received in BEYOND HOLDINGS
1.	Bok Wai Kee,	. Hong. Kong	HK ID ;?G236329(0)	5,062,500
2	Mario; Todd	Hong Kong		500.000
3	Rong Mei Dou	Guangzhou. Guangdong, China		437,500
			Total:	6,000,000.